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                                                                    EXHIBIT 99.1

(LOGO LETTERHEAD)

news release

             QLT ANNOUNCES THE COMPLETION OF DEVELOPMENT MILESTONES
               IN ITS CONTINUED EFFORTS TO EXPAND THE AVAILABILITY
                        OF VISUDYNE(R) IN WET AMD MARKET

           Received Fast Track Status for Occult and Minimally Classic Completed Enrollment for the Second Phase III Occult Trial
          Initiated First Patient in Minimally Classic Phase III Trial

FOR IMMEDIATE RELEASE                                         SEPTEMBER 18, 2003
Vancouver, Canada--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that the U.S. Food and Drug Administration (FDA) has granted fast track review status to Visudyne(R)therapy for both the occult with no classic and the minimally classic subfoveal choroidal neovascularization (CNV) due to age-related macular degeneration (AMD) patient populations.

Under the FDA Modernization Act of 1997, designation as a Fast Track Product means that the FDA will facilitate the development and expedite the review of a new drug that is intended for the treatment of a serious or a life-threatening condition and which demonstrates the potential to address unmet medical needs for such a condition.

"We are pleased that the QLT/Novartis alliance has reached these critical milestones, demonstrating our firm commitment to expand the market for Visudyne," said Paul Hastings, President and Chief Executive Officer of QLT Inc. "We are also pleased with the high level of enthusiasm and interest among physicians and patients participating in our clinical trials, as well as the rapid enrollment and completion of these important trials. We look forward to completing clinical development of Visudyne to help fight blindness in all forms of wet AMD."

The alliance demonstrated continued progress in its Visudyne development programs with the completion of patient enrollment in the pivotal Phase III trial of Visudyne therapy for the treatment of occult CNV due to AMD (VIO). The VIO trial enrolled approximately 360 patients in North America at 43 centers. This was the second confirmatory Phase III trial requested by the FDA for registration of Visudyne for the occult CNV indication. QLT expects to have data available in the latter half of 2004.

In addition, the first of 220 patients was initiated into the Visudyne Minimally Classic (VMC) trial. The VMC is a Phase III randomized, placebo-controlled, double-masked, multicenter clinical trial being conducted in North America and Europe in patients with minimally classic CNV due to AMD.


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Visudyne therapy is developed and commercialized through the alliance of QLT and the Ophthalmics Business Unit of Novartis Pharma AG.

ABOUT AMD
AMD is caused by a growth of abnormal blood vessels (CNV) under the central part of the retina or macula and occurs in two forms, dry and wet AMD. In the wet form, the vessels leak fluid and blood that lead to the development of scar tissue that destroys the central retina. This results in a deterioration of sight over a period of two months to three years. "Occult" and "classic" are terms used to describe the different patterns of CNV leakage as seen on fluorescein angiography. Classic CNV appears as a well-demarcated area of hyperfluorescence in the early-phase frames of the angiogram. The boundaries of occult CNV are often poorly defined or difficult to demarcate and hyperfluorescence appears in the late-phase frames of the angiogram.

ABOUT VISUDYNE
Visudyne is a two-step procedure involving the intravenous administration of the drug into the patient's arm. A non-thermal laser light is then shone into the patient's eye to activate the drug. Once activated, Visudyne affects abnormal blood vessels, resulting in a cessation of growth of blood vessels in the eye and a stabilization of the corresponding vision loss. Visudyne therapy does not appear to damage normal retinal vessels.

Visudyne is the only drug approved for the treatment of some forms of wet AMD, the leading cause of blindness in people over the age of 50, and has been used in more than 250,000 patients worldwide. Visudyne is commercially available in more than 70 countries for the treatment of predominantly classic subfoveal CNV and in over 30 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 50 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

QLT Inc. is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com

                                      -30-

QLT Inc.:
Therese Hayes/Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG.

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

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Certain statements in this press release constitute "forward-looking statements"
of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those which use terminology such as "will", "look forward to", "expects to", and those statements with respect to the future review activities of the FDA, our objective of completing clinical development of Visudyne to fight blindness in all forms of wet AMD, and our expectation that VIO trial data will be available in the 4th quarter of 2004, . These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: , our Visudyne clinical development programs may not be successful or additional regulatory approvals may not obtained, the outcome of the pending patent and securities litigation against us may be unfavorable and have an adverse impact on our financial results, we are dependent on third-parties to commercialise Visudyne and other factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.









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